Exhibit 4.4

WOWO LIMITED
WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

This certifies that, for good and valuable consideration, receipt of which is hereby acknowledged, Axiom Capital Management, Inc. (“Holder”) is entitled to purchase, subject to the terms and conditions of this Warrant, from Wowo Limited, a Cayman Islands holding company (the “Company”),                   American Depository Shares, in accordance with Section 2 hereof during the period commencing on                   , 2015 [6 months from date of issuance] (the “Commencement Date”) and ending at 5:00 p.m. New York time,                   , 2018 [3 years from date of issuance] (the “Expiration Date”), at which time this Warrant will expire and become void unless earlier terminated as provided herein.  Each American Depository Share represents a right to receive [        ] ordinary shares, par value US$0.00001 per share (the “Ordinary Shares”), of the Company (“ADS”).  The ADSs of the Company for which this Warrant is exercisable, as adjusted from time to time pursuant to the terms hereof, are hereinafter referred to as the “ADSs” or “Shares.”

The ADSs underlying this Warrant are to be issued pursuant to a deposit agreement (the “Deposit Agreement”), dated as of [        ], 2015, among the Company, Citibank, N.A., as depositary (the “Depositary”), and holders from time to time of the American Depositary Receipts issued by the Depositary and evidencing the ADSs.

1.                                      Exercise Price.  The initial purchase price for the Shares shall be $            per Share.  Such price shall be subject to adjustment pursuant to the terms hereof (such price, as adjusted from time to time, is hereinafter referred to as the “Exercise Price”).

2.                                      Exercise and Payment.

(a)                                 Cash Exercise.  At any time after the Commencement Date, this Warrant may be exercised, in whole or in part, from time to time by the Holder, during the term hereof, by surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed by the Holder to the Company at the principal executive offices of the Company, together with payment in the amount obtained by multiplying the Exercise Price then in effect by the number of Shares thereby purchased, as designated in the Notice of Exercise.  Payment may be in cash or by check payable to the order of the Company.

(b)                                 Net Issuance.  In lieu of payment of the Exercise Price described in Section 2(a), the Holder may elect to receive, without the payment by the Holder of any additional consideration, Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto (the “Net Issuance Election”) duly executed, at the principal executive offices of the Company.  Thereupon, the Company shall issue to the Holder such number of ADSs as is computed using the following formula:

where:                                                            X = Y (A-B)

A

X =                             the number of Shares to be issued to the Holder pursuant to this Section 2.

Y =                             the number of Shares covered by this Warrant in respect of which the net issuance election is made pursuant to this Section 2.

A =                             the fair market value of one ADS, as determined in accordance with the provisions of this Section 2.

B =                             the Exercise Price in effect under this Warrant at the time the net issuance election is made pursuant to this Section 2.

For purposes of this Section 2, the “fair market value” per ADS shall mean:

(i)                                     If the ADSs are traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the National or SmallCap Market of the National Association of Securities Dealers Automated Quotations System (the “Nasdaq Global Market” and “Nasdaq SmallCap Market,” respectively) or other over-the-counter quotation system, the fair market value shall be the last reported sale price of the ADSs on such exchange, the Nasdaq Global Market, the Nasdaq SmallCap Market or other over-the-counter quotation system on the last business day before the effective date of exercise of the Net Issuance Election or if no such sale is made on such day, the mean of the closing bid and asked prices such day on such exchange, the Nasdaq Global Market, the Nasdaq SmallCap Market or other over-the-counter quotation system; and

(ii)                                  If the ADSs are not so listed or admitted to unlisted trading privileges and bid and ask prices are not reported, the fair market value shall be the price per Ordinary Share which the Company could obtain from a willing buyer for Ordinary Shares sold by the Company for authorized but unissued Ordinary Shares, as such price shall be determined by mutual agreement of the Company and the Holder of this Warrant.

3.                                      Reservation of Shares.  The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance and delivery upon exercise of this Warrant such number of ADSs (and the Ordinary Shares represented by such ADSs) or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant.  All such ADSs, upon issuance, shall be free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.  The Company covenants and agrees that, upon exercise of the Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all ADSs (and Ordinary Shares represented by such ADSs) and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Warrant shall be outstanding, the Company shall use its best efforts to cause the ADSs

(including the Ordinary Shares represented by such ADSs) to be listed on [The NASDAQ Global Market] and to maintain such listings.

4.                                      Delivery of Certificates.  Within a reasonable time after exercise, in whole or in part, of this Warrant, the Company shall issue in the name of and deliver to the Holder a certificate or certificates for the number of ADSs which the Holder shall have requested in the Notice of Exercise or Net Issuance Election, as applicable.  If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant for the unexercised portion of this Warrant at the time of delivery of such certificate or certificates.

5.                                      No Fractional Shares.  No fractional Shares or scrip representing fractional Shares will be issued upon exercise of this Warrant.  If upon any exercise of this Warrant a fraction of a Share results, the Company will pay the Holder the difference between the cash value of the fractional Share and the portion of the Exercise Price allocable to the fractional Share.

6.                                      Listing.  Prior to the issuance of any ADSs upon exercise of this Warrant, the Company shall secure the listing of such ADSs upon each national securities exchange or automated quotation system, if any, upon which ADSs are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other Shares shall be so listed, such listing of all ADSs from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

7.                                      Charges, Taxes and Expenses.  The Company shall pay all transfer taxes or other incidental charges, if any, in connection with the transfer of the Shares purchased pursuant to the exercise hereof from the Company to the Holder.

8.                                      Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

9.                                      Saturdays, Sundays, Holidays, Etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding weekday that is not a legal holiday.

10.                               Adjustment of Exercise Price and Number of Shares.  The Exercise Price and the number of and kind of securities purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

(a)                                 Subdivisions, Combinations and Other Issuances.  If the Company shall at any time after the date hereof but prior to the expiration of this Warrant subdivide its outstanding securities as to which purchase rights under this Warrant exist, by split-up or otherwise, or combine its outstanding securities as to which purchase rights under this Warrant exist, the number of Shares as to which this Warrant is exercisable as of the date of such subdivision, split-up or combination will be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination.  Appropriate adjustments also will be made to the Exercise Price, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant as of such date shall remain the same.

(b)                                 Stock Dividend.  If at any time after the date hereof the Company declares a dividend or other distribution on Ordinary Shares payable in Ordinary Shares or Convertible Securities without payment of any consideration by such holder for the additional Ordinary Shares or the Convertible Securities (including the additional Ordinary Shares issuable pursuant to the terms thereof), then the number of ADSs for which this Warrant may be exercised shall be increased as of the record date (or the date of such dividend distribution if no record date is set) for determining which holders of Ordinary Shares shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding Ordinary Shares (and Ordinary Shares issuable pursuant to the terms of the Convertible Securities) as a result of such dividend, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Shares issuable hereunder immediately after the record date (or on the date of such distribution, if applicable) for such dividend will equal the aggregate amount so payable immediately before such record date (or on the date of such distribution, if applicable).  As used herein, “Convertible Securities” means evidences of indebtedness, shares of capital stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, Ordinary Shares, either immediately or upon the arrival of a specified date or the happening of a specified event or both.

(c)                                  Other Distributions.  If at any time after the date hereof the Company distributes to holders of its ADSs or Ordinary Shares, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any of its assets (other than cash, ADSs, Ordinary Shares or Convertible Securities), then the Company may, at its option, either (i) decrease the Exercise Price of this Warrant by an appropriate amount based upon the value distributed on each Ordinary Share as determined in good faith by the Company’s board of directors or (ii) provide by resolution of the Company’s board of directors that on exercise of this Warrant, the Holder hereof shall thereafter be entitled to receive, in addition to the Shares otherwise receivable on exercise hereof, the number of ADSs or other securities or property which would have been received had this Warrant at the time been exercised.

(d)                                 Merger.  If at any time after the date hereof there shall be a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of Shares or other securities or property of the successor corporation resulting from such merger or consolidation, which would have been received by Holder for the Shares subject to this Warrant had this Warrant been exercised at such time.

(e)                                  Reclassification, Etc.  If at any time after the date hereof there shall be a change or reclassification of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares or other securities or property resulting from such change or reclassification, which would have been received by Holder for the Shares subject to this Warrant had this Warrant been exercised at such time.

(f)                                   Certain Issuances of Securities.  Except as expressly provided in subsections (b) and (c) of this Section 10, if the Company issues any Additional Stock for no consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issuance, then the Exercise Price shall be reduced to the price determined by dividing:

(i)                                     an amount equal to the sum of (x) the number of Ordinary Shares outstanding immediately prior to such issuance or sale multiplied by the then existing Exercise Price, and (y) an amount equal to the aggregate “consideration actually received” by the Company upon such issuance or sale, by

(ii)                                  the sum of the number of Ordinary Shares outstanding immediately after such issuance or sale.

Upon any adjustment of the Exercise Price under this subsection (f) of this Section 10, the number of Ordinary Shares issuable upon exercise of this Warrant shall equal the number of shares determined by dividing (x) the aggregate Exercise Price payable for the purchase of all shares issuable upon exercise of this Warrant immediately prior to such adjustment by (y) the Exercise Price per share in effect immediately after such adjustment.

For purposes of adjusting the Exercise Price pursuant to this Section 10(f):

(A)                               The term “Additional Stock” shall mean any Ordinary Shares, ADSs, Convertible Securities or Options issued by the Company after the Commencement Date, other than (1) Ordinary Shares issuable upon the conversion of Convertible Securities issued by the Company before the Commencement Date, (2) Options issued by the Company to any of its officers, directors, employees, consultants or agents after the Commencement Date pursuant to any compensation or benefit plan approved by the Company’s board of directors or, if not pursuant to such a plan, then pursuant to any other resolution of the Company’s board of directors, in each case at the fair market value thereof, as determined in accordance with Section 2, on the date the Option grant, (3) Ordinary Shares issuable upon the exercise of Options issued by the Company to any of its officers, directors, employees, consultants or agents before, on or after the Commencement Date pursuant to any compensation or benefit plan approved by the Company’s board of directors or, if not pursuant to such a plan, then pursuant to any other resolution of the Company’s board of directors, in each case, at the fair market value thereof, as determined in accordance with Section 2, on the date of the Option grant, and (4) Ordinary Shares issued in connection with the purchase of assets or businesses, whether by merger, consolidation, purchase of assets or stock or otherwise. As used herein, the term “Option” means any right, warrant, or option to subscribe for or purchase Ordinary Shares, ADSs or Convertible Securities.

(B)                               In the case of an issuance or sale for cash of Ordinary Shares, the “consideration actually received” by the Company therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Company.

(C)                               In the case of the issuance (other than upon conversion or exchange of obligations or shares of stock of the Company) of Ordinary Shares for a consideration other than cash or a consideration partly other than cash, the amount of the non-cash “consideration actually received” by the Company shall be deemed to be the fair market value of such consideration as determined in good faith by the Company’s board of directors.

(D)                               In the case of the issuance by the Company in any manner of Options, all Ordinary Shares, ADSs or Convertible Securities to which the holders of such Options shall be entitled to subscribe for or purchase pursuant to such Options shall be deemed issued as of the date of the grant or sale of such Options, and the minimum aggregate consideration named in such Options for the Ordinary Shares, ADSs or Convertible Securities covered thereby, plus the consideration, if any, received by the Company for such Options, shall be deemed to be the “consideration actually received” by the Company (as of the date of the granting or sale of such Options) for the issuance of such Options.

(E)                                In the case of the issuance by the Company in any matter of Convertible Securities, all Ordinary Shares issuable upon the conversion or exchange of such Convertible Securities shall be deemed issued as of the date such Convertible Securities are issued, and the amount of the “consideration actually received” by the Company for such Convertible Securities shall be deemed to be the total of (1) the amount of consideration received by the Company upon the issuance of such Convertible Securities, plus (2) the minimum aggregate consideration, if any, other than such Convertible Securities, receivable by the Company upon conversion or exchange of such Convertible Securities, except in adjustment of dividends.

(F)                                 The amount of “consideration actually received” by the Company upon the issuance of any Options referred to in subparagraph (D) above or upon the issuance of Convertible Securities as described in subparagraph (E) above, and the amount of the consideration, if any, other than Convertible Securities, receivable by the Company upon exercise, conversion, or exchange thereof shall be determined in the same manner provided in subparagraphs (B) and (C) above with respect to the consideration received by the Company in the case of the issuance of additional Ordinary Shares; provided, however, that if such Convertible Securities are issued in payment or satisfaction of any dividend upon any stock of the Company other than Ordinary Shares, the amount of the “consideration actually received” by the Company upon the original issuance of such Convertible Securities shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as reasonably determined in good faith by the Company’s board of directors at or as of that date.

(G)                               On the expiration of any Options referred to in subparagraph (D) above, or the termination of any right of conversion with respect to Convertible Securities referred to in subparagraph (E) above, or any change in the number of Ordinary Shares deliverable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities, the Exercise Price then in effect shall be adjusted to such Exercise Price as would have been obtained had the adjustments made upon the issuance of such Options or Convertible Securities been made upon the basis of the delivery of the adjusted number of Ordinary Shares actually delivered or to be delivered upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

11.                               Notice of Adjustments; Notices.  Whenever the Exercise Price or number of Shares purchasable hereunder is adjusted pursuant to Section 10 hereof, the Company must execute and deliver to the Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of and kind of securities purchasable hereunder after giving effect to such adjustment, and must cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

12.                               Rights As Stockholder; Notice to Holders.  Nothing contained in this Warrant will be construed as conferring upon the Holder or his or its permitted transferees the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company.  The Company will notify the Warrant Holder by registered mail if at any time prior to the expiration or exercise in full of the Warrant, any of the following events occur:

(a)                                 a dissolution, liquidation or winding up of the Company shall be proposed;

(b)                                 a capital reorganization or reclassification of the ADSs or Ordinary Shares (other than a subdivision or combination of the outstanding Ordinary Shares and other than a change in the par value of the Ordinary Shares) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of Ordinary Shares outstanding) or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety; or

(c)                                  a taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other rights.

(d)                                 an issuance by the Company of any Additional Stock, as defined in subsection (f) of Section 10.

Such giving of notice will be simultaneous with the giving of notice to holders of Ordinary Shares.  Such notice must specify the record date or the date of closing the stock transfer books, as the case may be.  Failure to provide such notice will not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.

13.                               Restricted Securities. The Holder understands that if a Registration Statement is not in effect to register this Warrant, the ADSs or the Ordinary Shares issuable upon exercise of this Warrant, this Warrant and, subject to the last sentence of this Section 13, the Shares purchasable hereunder will constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Securities Act of 1933, as amended (the “1933 Act”) or an applicable exemption from such registration.  If a Registration Statement is not in effect, or the Company’s ADSs are not registered for trading on a national exchange, then, at the election of the Holder, this Warrant may be exercised for Ordinary Shares of the Company.  If a Registration Statement is not in effect, unless the Shares are subsequently registered pursuant to Section 16 of this Warrant, the Holder further acknowledges that the securities legend on Exhibit A to the Notice of Exercise attached hereto shall be placed on any Shares issued to the Holder upon exercise of this Warrant.  Notwithstanding the foregoing, if a Holder exercises a net issuance under Section 2(b), the Shares will be deemed to be purchased under Section 3(a)(9) of the 1933 Act and will not be “restricted securities” or subject to legend if the Warrant has been held for a period of one year or more.

14.                               Certification of Investment Purpose.  Unless a current registration statement under the 1933 Act shall be in effect with respect to the securities to be issued upon exercise of this Warrant, the Holder covenants and agrees that, at the time of exercise hereof, it will deliver to the Company a written certification executed by the Holder that the securities acquired by him upon exercise hereof are for the account of such Holder and acquired for investment purposes only and that such securities are not acquired with a view to, or for sale in connection with, any distribution thereof.

15.                               Disposition of Shares; Transferability.

(a)                                 Holder hereby agrees not to make any disposition of any Warrants purchased hereunder unless and until:

(i)                                     Holder shall have notified the Company of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition; and

(ii)                                  Holder shall have complied with all requirements of this Warrant applicable to the disposition of the Warrant.

The Company shall not be required (i) to transfer on its books any Warrants which have been sold or transferred in violation of the provisions of this Section 15 or (ii) to treat as the owner of the Warrants, or otherwise to accord voting or dividend rights to, any transferee to whom the Shares have been transferred in contravention of the terms of this Warrant.

(b)                                 Transfer.  This Warrant shall be transferable only on the books of the Company maintained at its principal office in                  ,                           , or wherever its principal office may then be located, upon delivery thereof duly endorsed by the Holder or by its duly authorized attorney or representative, accompanied by proper evidence of succession, assignment or authority to transfer.  Upon any registration of transfer, the Company shall execute and deliver new Warrants to the person entitled thereto.

(c)                                  Limitations on Transfer.  This Warrant and ADSs issuable upon exercise hereof sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities (any such action, a “Transfer”) by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering of the ADSs, except in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(2).  This Warrant may be divided or combined, upon request to the Company by the Holder, into a certificate or certificates representing the right to purchase the same aggregate number of Shares.  If at the time of a Transfer, a Registration Statement is not in effect to register this Warrant, the Company may require the Holder to make such representations, and may place such legends on certificates representing this Warrant, as may be reasonably required in the opinion of counsel to the Company to permit a Transfer without such registration.

16.                               Registration Rights.

(a)                                 Piggyback Registration.  If at any time prior to the Expiration Date a Registration Statement is not in effect to register this Warrant and the ADSs issuable upon exercise of this Warrant, the Company determines to register for its own account or the account of others under the 1933 Act any of its equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business, or equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send to each Holder of Warrants or Shares written notice of such determination and, if within twenty (20) days after receipt of such notice, such Holder shall so request in writing (hereafter a “Selling Holder”), the Company shall use commercially reasonable efforts to include in such Registration Statement all or any part of the Shares issuable or issued upon exercise of the Warrants (the “Registrable Securities”) such Selling Holder requests to be registered.  The obligations of the Company under this Section 16(a) may be waived by Holders holding a majority in interest of the Registrable Securities.  In the event that the managing underwriter for an offering advises the Company in writing that the inclusion of such securities in the offering would be materially detrimental to the offering, such securities shall nevertheless be included in the Registration Statement, provided that the Holder and each holder of Shares desiring to have their Shares included in the Registration Statement agree in writing, for a period of 90 days following such offering, not to sell or otherwise dispose of such Shares pursuant to such Registration Statement, which Registration Statement the Company shall keep updated and effective for a period of at least nine months following the expiration of such 90-day period.

(b)                                 Obligations of the Holders.  In connection with the registration of the Registrable Securities pursuant to either Sections 16(a) or (b), the Selling Holders shall have the following obligations:

(i)                                     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to each Selling Holder that such Selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of the Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.  At least fifteen (15) days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Selling Holder of the information the Company requires from each such Selling Holder (the “Requested Information”‘) in the case of a Registration Statement being prepared pursuant to Section 16(b) or if such Selling Holder elects to have any of such Selling Holder’s Registrable Securities included in the Registration Statement in the case of a Registration Statement being prepared pursuant to Section 16(a).

(ii)                                  Each Selling Holder by such Selling Holder’s acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless such Selling Holder has notified the Company in writing of such Selling Holder’s election to exclude all of such Selling Holder’s Registrable Securities from the Registration Statement; and

(iii)                               No Selling Holder may participate in any underwritten registration hereunder unless such Selling Holder (i) agrees to sell such Selling Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Selling Holders entitled hereunder to approve such arrangements, (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) agrees to pay its pro rata share of all underwriting discounts and commissions and other fees and expenses of investment bankers and any manager or managers of such underwriting, except as provided in Section 16(d) below.

(c)                                  Obligations of the Company.  If and whenever the Company is required to use its best efforts to take action pursuant to any Federal or state law or regulation to permit the sale or other disposition of any Shares purchasable upon exercise of this Warrant that are then held or that may be acquired upon exercise of the Warrants in order to effect or cause the registration of any Registrable Securities under the 1933 Act as provided in this Section 16, the Company shall, as expeditiously as practicable:

(i)                                     Prepare and file with the SEC, as soon as practicable within ninety (90) days after the end of the period within which requests for registration may be given to the company a Registration Statement or Registration Statements relating to the registration on any appropriate form under the 1933 Act, which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and use its best efforts to cause such Registration Statements to become effective; provided that before filing a Registration Statement or Prospectus or any amendment or supplements thereto, including documents incorporated by reference after the initial filing of any Registration Statement, the Company will furnish to the Holders of the Registrable Securities covered by such Registration Statement and the underwriters, if any, copies of all such documents provided to be filed, which documents will be subject to the review of such Holders and underwriters;

(ii)                                  prepare and file with the SEC such amendments and post-effective amendments to a Registration Statement as may be necessary to keep such Registration Statement effective for a reasonable period or as otherwise provided herein; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act; and comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement or supplement to such Prospectus;

(iii)                               notify the selling Holders of Registrable Securities and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such advice in writing, (A) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the SEC for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (C) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (D) if at any time the representations and warranties of the Company contemplated by paragraph (xiv) below ceases to be true and correct in all material respects; (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (F) of the happening of any event that makes any statement of a material fact made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue or which requires the making of any changes in the Registration Statement or Prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv)                              make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;

(v)                                 if reasonably requested by the managing underwriters, immediately incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters believe (on advice of counsel) should be included therein as required by applicable law relating to such sale of Registrable Securities, including, without limitation, information with respect to the purchase price being paid for the Registrable Securities by such underwriters and with respect to any other terms of the underwritten (or “best-efforts” underwritten) offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vi)                              furnish to each selling Holder of Registrable Securities and each managing underwriter, without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(vii)                           deliver to each selling Holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each preliminary Prospectus) any amendment or supplement thereto as such Persons may reasonably request; the Company consents to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any Amendment or supplement thereto;

(viii)                        prior to any public offering of Registrable Securities, cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any selling Holder or underwriter reasonably requests in writing, keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided that the Company will not be required to qualify to do business in any jurisdiction where it is not then so qualified or to take any action which would subject the Company to general service of process in any jurisdiction where it is not at the time so subject;

(ix)                              cooperate with the selling Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities to the underwriters;

(x)                                 use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(xi)                              upon the occurrence of any event contemplated by Section 16(d)(iii)(F) above, prepare a supplement or post-effective amendment to the applicable Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(xii)                           with respect to each issue or class of Registrable Securities, use its best efforts to cause all Registrable Securities covered by the Registration Statements to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed if requested by the Holders of a majority of such issue or class of Registrable Securities;

(xiii)                        enter into such agreements (including an underwriting agreement) and take all such other action reasonably required in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, if the registration is in connection with an underwritten offering (A) make such representations and warranties to the underwriters, in such form, substance and scope as are customarily made by issuers to underwriters in underwritten offering and confirm the same if and when requested; (B) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions in form, scope and substance shall be reasonably satisfactory to the underwriters and selling Holders of Registrable Securities) addressed to the underwriters and selling Holders of Registrable Securities covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and selling Holders of Registrable Securities; (C) obtain “cold comfort” letters and updates thereof from the Company’s accountants addressed to the underwriters and selling Holders of Registrable Securities, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings; (D) set forth in full in any underwriting agreement entered into the indemnification provisions and procedures of Section 16(f) hereof with respect to all parties to be indemnified pursuant to said Section; and (E) deliver such documents and certificates as may be reasonably requested by the underwriters to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company; the above shall be done at each closing under such underwriting or similar agreement or as and to the extent required hereunder;

(xiv)                       if the registration is in connection with a nonunderwritten offering (A) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions in form, scope and substance shall be reasonably satisfactory to the selling Holders of Registrable Securities) addressed to the selling Holders of Registrable Securities covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such selling Holders of Registrable Securities; and (B) deliver letters and updates thereof signed by the Chief Financial Officer of the Company and addressed to the selling Holders of Registrable Securities, such letters certifying the accuracy of financial information included or incorporated in the Prospectus and covering matters of the type customarily covered in “cold comfort” letters from accountants in connection with underwritten offerings.

(xv)                          make available for inspection by one or more representatives of the Holders of Registrable Securities being sold, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by such Holders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representatives, in connection with such; and

(xvi)                       otherwise use its best efforts to comply with all applicable Federal and state regulations; and take such other action as may be reasonably necessary to or advisable to enable each such Holder and each such underwriter to consummate the sale or disposition in such jurisdiction or jurisdiction in which any such Holder or underwriter shall have requested that the Registrable Securities be sold.

Except as otherwise provided in this Agreement, the Company shall have sole control in connection with the preparation, filing, withdrawal, amendment or supplementing of each Registration Statement, the selection of underwriters, and the distribution of any preliminary prospectus included in the Registration Statement, and may include within the coverage thereof additional ADSs, Ordinary Shares or other securities for its own account or for the account of one or more of its other security holders.

The Company may require each Seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information as may otherwise be required by the 193 3 Act to be included in such Registration Statement.

(d)                                 Expenses of Registration.  All expenses, other than underwriting discounts and commissions and other fees and expenses of investment bankers and other than brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 16(a) or 16(b), including, without limitation, all registration, listing and qualifications fees, printers and accounting fees and the fees and disbursements of counsel for the Company and the Selling Holders, shall be borne by the Company; provided, however, that the Company shall only be required to pay the fees and out-of-pocket expenses of one legal counsel selected by the Selling Holders to represent them in connection with such registration.

(e)                                  Indemnification.  In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(i)                                     To the extent permitted by law, the Company will indemnify and hold harmless each Selling Holder who holds such Registrable Securities, the directors, if any, of such Selling Holder, the officers, if any, of such Selling Holder, each person, if any, who controls any Selling Holder within the meaning of the 1933 Act, any underwriter (as defined in the 1933 Act) for the Selling Holders, the directors, if any, of such underwriter and the officers, if any, of such underwriter, and each person, if any, who controls any such underwriter within the meaning of the 1933 Act (each, an “Indemnified Person”), against any losses, claims, damages, expenses or liabilities (joint or several) (collectively, “Claims”) to which any of them may become subject under the 1933 Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement when it first became effective, or any related final prospectus, amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading (a “Violation”).  The Company shall reimburse the Selling Holders and each such underwriter or controlling person, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 16(f)(1) shall not apply in such case to the extent any such Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person or underwriter for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, and shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(ii)                                  In connection with any Registration Statement in which a Selling Holder is participating, each such Selling Holder agrees to indemnify and hold harmless, to the same extent and in the same manner set forth in Section 16(f)(i), the Company, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder or underwriter within the meaning of the 1933 Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim to which any of them may become subject, under the 1933 Act or otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Selling Holder expressly for use in connection with such Registration Statement, and such Selling Holder will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 16(f)(ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Selling Holder, which consent shall not be unreasonably withheld.

(iii)                               The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in any distribution to the same extent as provided above, with respect to information furnished in writing by such persons expressly for inclusion in the Registration Statement.

(iv)                              Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 16(f) of notice of the commencement of any action or proceeding (including any governmental action or investigation), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is made against any indemnifying party under this Section 16(f), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or

Indemnified Party and any other party represented by such counsel in such proceeding.  The Indemnifying Party shall pay for only one separate legal counsel for the Indemnified Parties; such legal counsel shall be selected by the Indemnified Parties holding a majority in interest of the Registrable Securities.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 16(f), except to the extent that the indemnifying party is prejudiced in its ability to defend such action.  The indemnification required by this Section 16(f) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(v)                                 Notwithstanding any of the foregoing, if, in connection with an underwritten public offering of Registrable Securities, the Company, the Selling Holders and the underwriter(s) enter into an underwriting or purchase agreement relating to such offering which contains provisions covering indemnification and contribution among the parties, the indemnification and contribution provisions of this Section 16(f) shall be deemed inoperative for purposes of such offering.

(f)                                   Contribution.  To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 16(f) to the fullest extent permitted by law; provided, however, that (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 16(f), (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation, and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

(g)                                  Reports Under Exchange Act.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

(i)                                     make and keep public information available, as those terms are understood and defined in Rule 144; and

(ii)                                  file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii)                               furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and

(iii) such other information as may be reasonably requested to permit the Holders to sell such securities without registration pursuant to Rule 144.

(h)                                 Assignment of the Registration Rights.  The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by the Holders to transferees or assignees of all or any portion of such securities only if: (i) the Holder agrees in writing with the transferee or assignee to assign such rights, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee, (iii) such assignment is in accordance with and permitted by law and all other agreements between the transferor or assignor and the Company, including without limitation, stockholder’s agreements, warrants and subscription agreements, and the transferor or assignor otherwise is not in material default of any obligation to the Company under any such other agreement, and (iv) at or before the time the Company received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein.

17.                               Miscellaneous.

(a)                                 Construction.  Unless the context indicates otherwise, the term “Holder” shall include any transferee or transferees of this Warrant pursuant to Section 15(b), and the term “Warrant” shall include any and all warrants outstanding pursuant to this Agreement, including those evidenced by a certificate or certificates issued upon division, exchange, substitution or transfer pursuant to Section 15.

(b)                                 Restrictions.  By receipt of this Warrant, the Holder makes the same representations with respect to the acquisition of this Warrant as the Holder is required to make upon the exercise of this Warrant and acquisition of the Shares purchasable hereunder as set forth in the Form of Investment Letter attached as Exhibit A to the Notice of Exercise attached hereto.

(c)                                  Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (or one (1) day following timely deposit with a reputable overnight courier with next day delivery instructions), or upon confirmation of receipt by the sender of any notice by facsimile transmission, at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

To Holder:	Axiom Capital Management, Inc.
780 Third Avenue, 43rd Floor
New York, New York 10017

To the Company:	Third Floor, Chuangxin Building
No. 18 Xinxi Road, Haidian District, Beijing
People’s Republic of China

(d)                                 Governing Law.  This Warrant shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

(e)                                  Entire Agreement.  This Warrant, the exhibits and schedules hereto, and the documents referred to herein, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

(f)                                   Binding Effect.  This Warrant and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns, and Holder and its successors and assigns.

(g)                                  Waiver; Consent; Conflicts.  This Warrant may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Warrant or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.  Notwithstanding anything to the contrary herein, in the event of any conflict with the terms of Warrant and any applicable FINRA rule, such FINRA rule shall govern and this Warrant will be deemed modified to the extent necessary to ensure compliance with such applicable FINRA rule.

(h)                                 Severability.  If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

(i)                                     Counterparts.  This Warrant may be signed in several counterparts, each of which shall constitute an original.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant effective as of the date hereof.

DATED: , 2015	THE COMPANY;
WOWO LIMITED

By:
Name:
Its:

HOLDER:

AXIOM CAPITAL MANAGEMENT, INC.

By:
Name:
Its:

NOTICE OF EXERCISE

To:  Wowo Limited

1.                                      The undersigned hereby elects to purchase                         ADSs (or Ordinary Shares as the case may be) of Wowo Limited, a Cayman Islands holding corporation (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price pursuant to the terms of the Warrant.

2.                                      Attached as Exhibit A is an investment representation letter addressed to the Company and executed by the undersigned as required by Section 14 of the Warrant.

3.                                      Please issue certificates representing the ADSs purchased hereunder in the names and in the denominations indicated on Exhibit A attached hereto.

4.                                      Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the undersigned.

Holder:

Dated:
By:
Its:

NET ISSUANCE ELECTION NOTICE

To: Wowo Limited	Date:

The undersigned hereby elects under Section 2 of the attached Warrant to surrender the right to purchase             ADSs (or Ordinary Shares as the case may be) pursuant to the attached Warrant.  The Certificate(s) for the shares issuable upon such net issuance election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature:

Name for Registration:

Mailing Address:

EXHIBIT A

LEGEND